MEAD JOHNSON NUTRITION REPORTS
SECOND QUARTER AND FIRST-HALF 2015 EARNINGS
CONSISTENT WITH PREVIOUS ANNOUNCEMENT

GLENVIEW, Ill., July 23, 2015 - Mead Johnson Nutrition Company (NYSE: MJN) today announced its financial results for the quarter and six months ended June 30, 2015. These results were consistent with the preliminary results released on July 14, 2015.

•	Second quarter constant dollar(1) sales were 3% below the prior year quarter. Including the impact of foreign currency, reported sales were 7% below the prior year quarter.

•	Sales for the six months ended June 30, 2015 were in line with the prior year on a constant dollar basis and 4% below on a reported basis.

•	Gross margin improved by 390 basis points to 65.5% from 61.6% in the prior year quarter.

•	Non-GAAP(1) EPS for the second quarter of 2015 was $0.76; GAAP EPS was $0.80.

•
Full-year constant dollar sales growth is expected in the range of 0% to 2% above the prior year. Including the impact of foreign exchange, full-year reported sales performance is expected to be 2% to 4% below the prior year.

•	Full-year non-GAAP EPS is expected to be $3.63 to $3.78 and GAAP EPS is expected to be between $3.56 and $3.71.

“We faced a number of challenges in the second quarter and that is reflected in our results,” said Kasper Jakobsen, Chief Executive Officer. “While we are pleased with our strong performance in North America and Europe, we are determined to improve performance in specific Asian and Latin American markets. While disappointed with our overall sales in China in the latest quarter, we are encouraged by the early trajectory of our new growth initiatives there - and expect to see a return to sequential quarterly growth within the year. We remain committed to investing in support of our long term strategy.”

Second Quarter Company Results

Constant dollar sales were 3% lower than the prior year. Volume declines in Asia and Latin America were partially offset by improved pricing and performance in the U.S. business. Foreign exchange adversely impacted reported second quarter sales which were $1,032.4 million compared to $1,111.1 million in the same quarter of the prior year.

Gross margin was 65.5%, up from 61.6% in the second quarter of 2014 mainly due to lower dairy costs which benefited all segments.

(1) Constant dollar figures exclude the impact of changes in foreign currency exchange rates and non-GAAP results exclude Specified Items. For a description of Specified Items, and a reconciliation of non-GAAP to GAAP and constant dollar results, see the schedules titled “Supplemental Financial Information” and “Reconciliation of Non-GAAP to GAAP Results.”

Investment in advertising and promotion was 18.4% of sales, reflecting the company’s continued commitment to key growth initiatives, notably in China.

Earnings before interest and income taxes (“EBIT”) totaled $229.2 million in the second quarter of 2015 compared to the $244.9 million for the prior year quarter. Despite higher gross margin, EBIT was below the prior year as a result of lower revenue and increased investment in demand creation.

The company’s effective tax rate (“ETR”) was 24.5% in the second quarter, compared to 23.3% in the prior year quarter. The higher ETR reflected a change in geographic earnings mix toward jurisdictions with higher tax rates.

Net earnings attributable to shareholders were $162.9 million compared to $171.4 million in the prior year quarter.

Second Quarter Segment Results

North America/Europe

North America/Europe segment sales were 6% higher than the prior year on a constant dollar basis. On a reported basis, sales were $320.8 million, up from $311.1 million in the same period a year ago. Sales growth was mainly driven by improved pricing.

Gross margin in the segment improved compared to the prior year quarter. Despite strong investment in advertising and promotion, operating expenses in total were lower as a percentage of sales which resulted in an EBIT margin improvement of 470 basis points over the second quarter 2014 to 26.6%. Second quarter EBIT of $85.3 million was 25% higher than the prior year quarter of $68.0 million.

Latin America

Latin America segment sales increased 1% on a constant dollar basis. Pricing gains in the overall segment more than offset lower volume caused by competitor’s price-based promotional activity in the Mexican market and restricted shipments in Venezuela. Foreign exchange adversely affected reported sales of $198.4 million compared to $224.4 million in the same period a year ago.

Gross margin improved over the prior year quarter and helped fund additional investment in demand creation on a constant currency basis. Operating expenses were slightly higher than the comparative period due to the absence of a prior year one-time gain. EBIT was $44.8 million, compared to $53.4 million for the same quarter of 2014.

Asia

Constant dollar sales in the Asia segment were 10% below the prior year quarter. On a reported basis, sales were $513.2 million, compared to $575.6 million in the prior year quarter. Sales were impacted by competitors’
prevalent priced-based promotional activity in China and Thailand that resulted in weaker market shares within the period. In addition, Hong Kong sales remained at levels below last year’s average.

EBIT was $156.4 million compared to $195.9 million for the same quarter a year ago. Higher gross margin was more than offset by investments in demand-generating activities, mainly in support of new product introductions in China.

Corporate and Other

Corporate and Other expenses were $57.3 million for the second quarter of 2015, down from $72.4 million in the second quarter of 2014 mainly due to current year actuarial gains that compared favorably to prior year actuarial losses related to a pension plan. Additionally, short-term investment gains recognized in the current year helped offset the impact of inflation in other operating expenses.

Six-Month Company Results

Constant dollar sales were in line with the prior year. Sales for the six months ended June 30, 2015 were $2,126.8 million, compared to $2,224.4 million a year ago due primarily to adverse foreign exchange.

Gross margin of 64.7% increased from 62.6% in the prior year as the business benefited from lower dairy costs and improved pricing.

During the first half of 2015, investment in advertising and promotion as a percentage of sales increased by 90 basis points over the same period of 2014. EBIT totaled $514.4 million, down from $536.1 million in the first half of 2014.

The effective tax rate for the first half of 2015 was 24.0% compared to 24.5% a year ago.

Net earnings attributable to shareholders were $370.3 million compared to $373.8 million in the prior year period.

Six-Month Segment Results

North America/Europe

North America/Europe segment sales increased 5% on a constant dollar basis. On a reported basis, sales were $629.8 million, up from $619.3 million in the same period a year ago. Sales growth was driven by improved pricing and market share gains.

Gross margin improved versus the prior year period mainly due to improved pricing and lower product costs.

EBIT of $163.6 million increased from $134.1 million in the first six months of 2014.

Latin America

Latin America segment sales increased 7% on a constant dollar basis. On a reported basis, sales were $402.8 million versus $436.8 million in the same period a year ago. Reported sales were adversely impacted by the strengthening dollar. Volume was lower than the prior year period. Strong growth across the Caribbean and Andean markets failed to completely offset the impact of relatively weaker performance in Mexico and Brazil.

Operating expenses were below the prior year period, primarily due to a favorable impact from foreign currency translation. EBIT of $102.1 million increased from $100.0 million for the same period a year ago.

Asia

Asia segment sales decreased 5% compared to the prior year on a constant dollar basis. On a reported basis sales were $1,094.2 million, compared to $1,168.3 million in the prior year. Solid performance across several other Asian markets did not fully offset the effects of lower market share in Thailand, competitors' increased promotional activities in China and a reduction in cross border trade from Hong Kong.

Significantly higher investment in demand creation behind growth initiatives launched in the second quarter resulted in operating expenses above prior year. EBIT was $387.9 million, compared to $437.2 million for the same period a year ago.

Corporate and Other

Corporate and Other expenses were $139.2 million for the first six months of 2015, up from $135.2 million in the first six months of 2014. A $12 million accrual relating to the previously announced investigation by the U.S. Securities & Exchange Commission into certain promotional practices in the company's China subsidiary more than offset a gain on an actuarial valuation of a pension fund.

Cash Flow Items

Cash and cash equivalents increased by $177.4 million since December 31, 2014 and were $1,475.1 million at June 30, 2015. Long-term debt was $1,506.2 million as of June 30, 2015.

•
Operating cash flow was $456.5 million in the six months ended June 30, 2015 compared to $304.0 million in the same period last year. Cash flows from operations increased compared to the prior year period on lower earnings. In 2014, the company paid $45 million to settle an interest rate swap related to the company's offering of the 4.60% Notes due in 2044. Additionally, the timing of receivables and prepaid expenses in the prior year lowered cash flows in that period.

•	Capital spending in the first six months of 2015 was $80 million. This included investments in capacity expansion for manufacturing facilities in the U.S. and the Netherlands.

External Development

During the second quarter the company increased its equity position in its subsidiary in Argentina to 90%. The company acquired a majority stake in a market leading Argentine business in 2012 and the business has performed well since the acquisition despite challenging macroeconomic conditions.

Outlook for 2015

The company revised its outlook for full-year 2015 on July 14, 2015 and now expects constant dollar revenue growth over the prior year in the range of 0% to 2%. Foreign exchange is assumed to adversely affect translation into U.S. dollars, resulting in estimated reported sales of 2% to 4% below the prior year.

“We now expect constant dollar revenue in line or slightly above the prior year and non-GAAP EPS between $3.63 and $3.78. We are encouraged by both our performance in North America and the early trajectory of our new growth initiatives in China. However, I emphasize that the wider than normal EPS range reflected in our latest guidance is due to recent pricing volatility in the China market. Despite this we will continue to invest in our long term growth strategy,” said Kasper Jakobsen, Chief Executive Officer.

Specified Items are expected to be $0.07 per share excluding any further mark-to-market pension adjustments. As a result, full-year GAAP EPS is expected to be in the range of $3.56 to $3.71.

Conference Call Scheduled

Mead Johnson will host a conference call at 8:30 a.m. CDT today, during which company executives will review second quarter and first-half 2015 financial results and respond to questions from analysts and investors. The call will be broadcast over the Internet at http://investors.meadjohnson.com.

Security analysts and investors wishing to participate by telephone should call (877) 359-9508, pass code: Mead Johnson. Callers outside of North America should call +1-224-357-2393 to be connected. A replay of the conference call will be available through 11:00 p.m. CDT Monday, September 7, 2015, by calling (855) 859-2056 or outside of North America by calling +1-404-537-3406, pass code: 72439803. The replay will also be available at http://investors.meadjohnson.com.

Forward-Looking Statements

Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the fact they use words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression. Such statements are likely to relate to, among other things, a discussion of goals, plans and projections regarding financial position, results of operations, cash flows, market position, product development, product approvals, sales efforts, expenses, capital expenditures, performance or results of current and anticipated products and the outcome of contingencies such as legal proceedings and financial results. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations that involve inherent risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the effect of regulatory restrictions related to the company’s products; (4) the adverse effect of commodity costs; (5) increased competition from branded, private label, store and economy-branded products; (6) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (7) inventory reductions by customers; (8) the adverse effect of changes in foreign currency exchange rates; (9) the effect of changes in economic, political and social conditions in the markets where we operate; (10) changing consumer preferences; (11) the possibility of changes in the WIC(2) program, or participation in WIC; (12) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products, maintain product margins, or negatively impact the company’s reputation or result in fines or penalties that decrease earnings; and (13) the ability to develop and market new, innovative products.

(2) The Special Supplemental Nutrition Program for Women, Infants and Children (WIC) is a federal assistance program of the Food and Nutrition Services (FNS) of the United States Department of Agriculture (USDA).

For additional information regarding these and other factors, see the company’s filings with the United States Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K, which filings are available upon request from the SEC or at www.meadjohnson.com. The company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide. The company’s mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, go to www.meadjohnson.com

MEAD JOHNSON NUTRITION COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
NET SALES	$1,032.4	$1,111.1	$2,126.8	$2,224.4
Cost of Products Sold	356.4	426.8	749.9	832.5
GROSS PROFIT	676.0	684.3	1,376.9	1,391.9
Operating Expenses:
Selling, General and Administrative	230.2	242.3	463.4	475.2
Advertising and Promotion	190.2	174.6	334.6	330.3
Research and Development	27.7	26.7	53.6	53.8
Other (Income)/Expenses – net	(1.3)	(4.2)	10.9	(3.5)
EARNINGS BEFORE INTEREST AND INCOME TAXES	229.2	244.9	514.4	536.1

Interest Expense—net	13.9	15.3	27.7	27.7
EARNINGS BEFORE INCOME TAXES	215.3	229.6	486.7	508.4

Provision for Income Taxes	52.7	53.5	117.0	124.5
NET EARNINGS	162.6	176.1	369.7	383.9
Less Net Earnings/(Loss) Attributable to Noncontrolling Interests	(0.3)	4.7	(0.6)	10.1
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$162.9	$171.4	$370.3	$373.8

Earnings per Share(a)– Basic
Net Earnings Attributable to Shareholders	$0.80	$0.85	$1.83	$1.85
Earnings per Share(a)– Diluted
Net Earnings Attributable to Shareholders	$0.80	$0.84	$1.82	$1.84

Weighted Average Shares – Diluted	203.1	202.7	203.1	202.5
Dividends Declared per Share	$0.4125	$0.3750	$0.8250	$0.7500

(a) The numerator for basic and diluted earnings per share is net earnings attributable to shareholders reduced by dividends and undistributed earnings attributable to unvested shares. The denominator for basic earnings per share is the weighted-average shares outstanding during the period. The denominator for diluted earnings per share is the weighted-average shares outstanding adjusted for the effect of dilutive stock options and performance share awards.

MEAD JOHNSON NUTRITION COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	June 30, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$1,475.1	$1,297.7
Receivables—net of allowances of $6.9 and $9.6 respectively	367.3	387.8
Inventories	573.3	555.5
Deferred Income Taxes—net of valuation allowance	77.4	86.8
Income Taxes Receivable	23.5	7.7
Prepaid Expenses and Other Assets	100.1	82.6
Total Current Assets	2,616.7	2,418.1
Property, Plant, and Equipment—net	908.2	912.7
Goodwill	154.9	162.7
Other Intangible Assets—net	68.3	75.4
Deferred Income Taxes—net of valuation allowance	67.8	65.1
Other Assets	143.2	142.5
TOTAL	$3,959.1	$3,776.5
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term Borrowings	$1.0	$4.1
Accounts Payable	521.7	512.3
Dividends Payable	84.4	76.6
Accrued Expenses and Other Liabilities	209.8	203.7
Accrued Rebates and Returns	351.9	329.1
Deferred Income—current	13.2	34.3
Income Taxes—payable and deferred	47.7	46.4
Total Current Liabilities	1,229.7	1,206.5
Long-Term Debt	1,506.2	1,503.9
Deferred Income Taxes—noncurrent	10.8	12.4
Pension and Other Post-employment Liabilities	209.7	211.1
Other Liabilities - noncurrent	204.6	192.8
Total Liabilities	3,161.0	3,126.7
COMMITMENTS AND CONTINGENCIES

REDEEMABLE NONCONTROLLING INTEREST	—	66.0

EQUITY
Shareholders’ Equity
Common Stock, $0.01 par value: 3,000 authorized, 207.7 and 207.2 issued, respectively	2.1	2.1
Additional Paid-in/(Distributed) Capital	(580.9)	(641.3)
Retained Earnings	1,954.6	1,775.0
Treasury Stock—at cost	(362.6)	(362.6)
Accumulated Other Comprehensive Loss	(256.1)	(198.9)
Total Shareholders’ Equity	757.1	574.3
Noncontrolling Interests	41.0	9.5
Total Equity	798.1	583.8
TOTAL	$3,959.1	$3,776.5

MEAD JOHNSON NUTRITION COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(UNAUDITED)

	Six Months Ended June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$369.7	$383.9
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	48.8	44.2
Other	26.3	26.7
Changes in Assets and Liabilities	14.2	(103.7)
Payments for Settlement of Interest Rate Forward Swaps	—	(45.0)
Pension and Other Post-employment Benefits Contributions	(2.5)	(2.1)
Net Cash Provided by Operating Activities	456.5	304.0
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(80.0)	(94.8)
Sale of Property, Plant and Equipment	0.4	0.3
Proceeds from/(Investment in) Other Companies	—	4.0
Net Cash Used in Investing Activities	(79.6)	(90.5)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short-term Borrowings	1.0	3.2
Repayments of Short-term Borrowings	(4.0)	(1.3)
Payments of Dividends	(159.8)	(144.7)
Stock-Based Compensation Related Proceeds and Excess Tax Benefits	19.7	20.3
Purchases of Treasury Stock	—	(26.8)
Stock-Based Compensation Tax Withholdings	(10.3)	(7.8)
Long-term Debt Borrowings, net of original issue discount and expenses paid	—	492.3
Purchase of Trading Security	(16.2)	—
Purchase of Redeemable Shares	(5.1)	—
Distributions to Noncontrolling Interests	(6.9)	(4.4)
Net Cash Used in Financing Activities	(181.6)	330.8
Effects of Changes in Exchange Rates on Cash and Cash Equivalents	(17.9)	(8.8)
NET INCREASE IN CASH AND CASH EQUIVALENTS	177.4	535.5
CASH AND CASH EQUIVALENTS:
Beginning of Period	1,297.7	1,050.8
End of Period	$1,475.1	$1,586.3

MEAD JOHNSON NUTRITION COMPANY
SUPPLEMENTAL FINANCIAL INFORMATION
(Dollars in millions)
(UNAUDITED)

This news release contains non-GAAP financial measures, which may include non-GAAP net sales, gross profit, certain components of operating expenses including selling, general and administrative, research and development and other (income)/expenses net, EBIT, earnings and earnings per share information. The items included in GAAP measures, but excluded for the purpose of determining the above listed non-GAAP financial measures, include significant income/expenses not indicative of underlying operating results, including the related tax effect. The above listed non-GAAP measures represent an indication of the company’s underlying operating results and are intended to enhance an investor’s overall understanding of the company’s financial performance. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. Tables that reconcile non-GAAP to GAAP disclosure follow.

	Three Months Ended June 30,				% Change		% Change Due to
Net Sales	2015	% of Total	2014	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia	$513.2	50%	$575.6	52%	(11)%	(10)%	(9)%	(1)%	(1)%
Latin America	198.4	19%	224.4	20%	(12)%	1%	(5)%	6%	(13)%
North America/Europe	320.8	31%	311.1	28%	3%	6%	1%	5%	(3)%
Net Sales	$1,032.4	100%	$1,111.1	100%	(7)%	(3)%	(5)%	2%	(4)%

Earnings Before Interest and Income Taxes (EBIT)	2015	EBIT % of Sales	2014	EBIT % of Sales	% Change
Asia	$156.4	30%	$195.9	34%	(20)%
Latin America	44.8	23%	53.4	24%	(16)%
North America/Europe	85.3	27%	68.0	22%	25%
Corporate and Other	(57.3)		(72.4)		21%
EBIT	$229.2	22%	$244.9	22%	(6)%

	Six Months Ended June 30,				% Change		% Change Due to
Net Sales	2015	% of Total	2014	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia	$1,094.2	51%	$1,168.3	52%	(6)%	(5)%	(5)%	—%	(1)%
Latin America	402.8	19%	436.8	20%	(8)%	7%	(1)%	8%	(15)%
North America/Europe	629.8	30%	619.3	28%	2%	5%	1%	4%	(3)%
Net Sales	$2,126.8	100%	$2,224.4	100%	(4)%	—%	(3)%	3%	(4)%

Earnings Before Interest and Income Taxes (EBIT)	2015	EBIT % of Sales	2014	EBIT % of Sales	% Change
Asia	$387.9	35%	$437.2	37%	(11)%
Latin America	102.1	25%	$100.0	23%	2%
North America/Europe	163.6	26%	$134.1	22%	22%
Corporate and Other	(139.2)		$(135.2)		(3)%
EBIT	$514.4	24%	$536.1	24%	(4)%

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF NON-GAAP TO GAAP RESULTS
(Dollars in millions, except per share data)
(UNAUDITED)

	Three Months Ended June 30, 2015				Three Months Ended June 30, 2014
		Specified Items (a)				Specified Items (a)
	GAAP	Mark-to-Market Pension	All Other(b)	Non-GAAP	GAAP	Mark-to-Market Pension	All Other(b)	Non-GAAP
NET SALES	$1,032.4	$—	$—	$1,032.4	$1,111.1	$—	$—	$1,111.1
Cost of Products Sold	356.4	0.5	—	356.9	426.8	(2.5)	—	424.3
GROSS PROFIT	676.0	(0.5)	—	675.5	684.3	2.5	—	686.8
GROSS MARGIN %	65.5%	(0.1)%	—%	65.4%	61.6%	0.2%	—%	61.8%

Operating Expenses:
Selling, General and Administrative	230.2	0.8	(0.5)	230.5	242.3	(3.9)	(4.6)	233.8
Advertising and Promotion	190.2	—	—	190.2	174.6	—	—	174.6
Research and Development	27.7	0.2	—	27.9	26.7	(0.7)	—	26.0
Other (Income)/Expenses – net	(1.3)	—	6.2	4.9	(4.2)	—	—	(4.2)
EARNINGS BEFORE INTEREST AND INCOME TAXES	229.2	(1.5)	(5.7)	222.0	244.9	7.1	4.6	256.6
EBIT as a % of Sales	22.2%	(0.1)%	(0.6)%	21.5%	22.0%	0.6%	0.4%	23.1%

Interest Expense – net	13.9	—	—	13.9	15.3	—	—	15.3
EARNINGS BEFORE INCOME TAXES	215.3	(1.5)	(5.7)	208.1	229.6	7.1	4.6	241.3

Provision for Income Taxes	52.7	(0.5)	1.1	53.3	53.5	2.4	1.5	57.4
Effective Tax Rate	24.5%	(0.1)%	1.2%	25.6%	23.3%	0.3%	0.2%	23.8%

NET EARNINGS	162.6	(1.0)	(6.8)	154.8	176.1	4.7	3.1	183.9
Less Net Earnings/(Loss) Attributable to Noncontrolling Interests	(0.3)	—	—	(0.3)	4.7	—	—	4.7
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$162.9	$(1.0)	$(6.8)	$155.1	$171.4	$4.7	$3.1	$179.2
Earnings per Share– Diluted
Net Earnings Attributable to Shareholders	$0.80	$—	$(0.04)	$0.76	$0.84	$0.02	$0.02	$0.88

Certain figures do not sum due to rounding.

(a) All Specified Items are included in Corporate and Other.
(b) See the company's form 10-Q for the second quarter for details on Specified Items.

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF NON-GAAP TO GAAP RESULTS
(Dollars in millions, except per share data)
(UNAUDITED)

	Six Months Ended June 30, 2015					Six Months Ended June 30, 2014
		Specified Items (a)					Specified Items (a)
	GAAP	Mark-to-Market Pension	Investigation Accrual	All Other(b)	Non-GAAP	GAAP	Mark-to-Market Pension	All Other(b)	Non-GAAP
NET SALES	$2,126.8	$—	$—	$—	$2,126.8	$2,224.4	$—	$—	$2,224.4
Cost of Products Sold	749.9	0.5	—	—	750.4	832.5	(2.5)	—	830.0
GROSS PROFIT	1,376.9	(0.5)	—	—	1,376.4	1,391.9	2.5	—	1,394.4
GROSS MARGIN %	64.7%	—%	—%	—%	64.7%	62.6%	0.1%	—%	62.7%

Operating Expenses:
Selling, General and Administrative	463.4	0.8	—	(1.3)	462.9	475.2	(3.9)	(10.4)	460.9
Advertising and Promotion	334.6	—	—	—	334.6	330.3	—	—	330.3
Research and Development	53.6	0.2	—	—	53.8	53.8	(0.7)	—	53.1
Other (Income)/Expenses – net	10.9	—	(12.0)	4.0	2.9	(3.5)	—	—	(3.5)
EARNINGS BEFORE INTEREST AND INCOME TAXES	514.4	(1.5)	12.0	(2.7)	522.2	536.1	7.1	10.4	553.6
EBIT as a % of Sales	24.2%	(0.1)%	0.6%	(0.1)%	24.6%	24.1%	0.3%	0.5%	24.9%

Interest Expense – net	27.7	—	—	—	27.7	27.7	—	—	27.7
EARNINGS BEFORE INCOME TAXES	486.7	(1.5)	12.0	(2.7)	494.5	508.4	7.1	10.4	525.9

Provision for Income Taxes	117.0	(0.5)	3.1	(1.8)	117.8	124.5	2.4	3.6	130.5
Effective Tax Rate	24.0%	—%	0.1%	(0.3)%	23.8%	24.5%	0.1%	0.2%	24.8%

NET EARNINGS	369.7	(1.0)	8.9	(0.9)	376.7	383.9	4.7	6.8	395.4
Less Net Earnings/(Loss) Attributable to Noncontrolling Interests	(0.6)	—	—	—	(0.6)	10.1	—	—	10.1
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$370.3	$(1.0)	$8.9	$(0.9)	$377.3	$373.8	$4.7	$6.8	$385.3
Earnings per Share– Diluted
Net Earnings Attributable to Shareholders	$1.82	$(0.01)	$0.04	$—	$1.85	$1.84	$0.02	$0.04	$1.90

Certain figures do not sum due to rounding.

(a) All Specified Items are included in Corporate and Other.
(b) See the company's form 10-Q for the second quarter for details on Specified Items.

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Contacts	Investors:	Kathy MacDonald	(847) 832-2182	kathy.macdonald@mjn.com
	Media:	Christopher Perille	(847) 832-2178	chris.perille@mjn.com